UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : November 14, 2005
Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas	77081
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-796-8822
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     Effective November 14, 2005, Encysive Pharmaceuticals Inc. (the “Company”) entered into a termination agreement with George W. Cole, the Company’s Chief Operating Officer, a new position in the Company. The agreement provides for a one-year initial term and automatically renews for successive one-year periods unless the other party provides notice at least sixty days before the scheduled expiration. The agreement provides for an annual base salary of $425,000, subject to increase by the Compensation and Corporate Governance Committee (the “Committee”) in accordance with the Company’s practices based on performance. Mr. Cole will also receive bonuses to be determined by the Committee in its sole discretion, and is entitled to participate in all retirement or other benefit plans, policies and programs maintained or provided by the Company for executive officers. Pursuant to the terms of the agreement, on November 14, 2005, the Company granted to Mr. Cole 9,699 shares of restricted common stock and options to purchase 36,630 shares of common stock with an exercise price of $10.31 per share. The restricted common stock and options vest as to one-half of the shares on each of November 30, 2007, and November 30, 2008.
     The agreement may be terminated by the Company with or without “cause,” as defined in the agreement, and Mr. Cole can terminate the agreement with or without “good reason,” as defined in the agreement. In the event of termination by the Company without “cause,” or by Mr. Cole for “good reason,” Mr. Cole will receive in a lump sum his one-year’s base salary, and will also receive other benefits and rights under the agreement for the twelve months following his termination. During the twelve-month period after the date of termination, all stock options and restricted stock held by Mr. Cole will continue to vest and be exercisable in accordance with their terms in effect on the date of termination. On the conclusion of this twelve-month period, all unexpired, unexercised options will be fully vested and all restricted stock will be fully vested. Thereafter, all such fully vested stock options will be exercisable by Mr. Cole until the earlier to occur of the expiration of the term of each stock option or twelve months after the date they become fully vested. However, in the event of termination by the Company for “cause” or Mr. Cole’s termination without “good reason,” Mr. Cole will only be entitled to receive that portion of his base salary that has been earned, but not paid, through the termination date. In addition, the agreement provides certain benefits in the event of a termination within two years of a “change of control,” as defined in the agreement. The agreement provides for a lump-sum payment in cash of 3 years of annual base salary and most recent annual bonus, if any. In addition, the agreement provides for gross-up for certain taxes on the lump-sum payment, continuation of certain insurance and other benefits for periods of 18 months and reimbursement of certain legal expenses in conjunction with the agreement. During the term of the agreement, and for the twelve months following the termination of the agreement, Mr. Cole may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company or induce any of the Company’s employees to accept employment with any of its competitors.
     The foregoing description of the agreement is qualified in its entirety by reference to the Termination Agreement, which is incorporated herein by reference and attached hereto as Exhibit 10.1.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On November 14, 2005, the Company announced the appointment of George W. Cole, age 56, as Chief Operating Officer. From 1992 to the present, Mr. Cole served in various management positions for Altana Pharma U.S., including most recently as President of the branded business and Chairman of the Board of the specialty business. Altana Pharma U.S. is a subsidiary of Altana Pharma AG, an international pharmaceutical company based in Germany. Mr. Cole holds an M.B.A. from the University of Evansville and a B.S. in Pharmacy from the University of Louisiana.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
     10.1 Termination Agreement effective as of November 14, 2005, by and between Encysive Pharmaceuticals Inc. and George W. Cole.
[SIGNATURE PAGE FOLLOWS]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCYSIVE PHARMACEUTICALS INC.
(Registrant)

Date: November 14, 2005	/s/ Stephen L. Mueller Stephen L. Mueller
Vice President, Finance and Administration,
Secretary and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Termination Agreement effective as of November 14, 2005, by and between Encysive Pharmaceuticals Inc. and George W. Cole.